Exhibit 16.1

[Deloitte & Touche LLP letterhead]

April 26, 2005

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Ramco-Gershenson Properties Trust’s Form 8-K/A dated April 11, 2005 and have the following comments:

1.	We agree with the statements made in the 1st and 3rd sentences of the 1st paragraph and the statements made in paragraphs 2, 3, 4 and 5.

2.	We have no basis on which to agree or disagree with the statements made in the 2nd and 4th sentences of the 1st paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP